                                                                    EXHIBIT 10.1

--------------------------------------------------------------------------------

                     ---------------------------------------

                            STOCK PURCHASE AGREEMENT

                     ---------------------------------------

                                  By and Among

                                 DAVID CANNINGS
                                 LINDA CANNINGS
                     SOUTHWOODS RANCHING & DEVELOPMENTS INC.
                           (COLLECTIVELY, THE SELLERS)

                                       and

                        T-3 ENERGY SERVICES CANADA, INC.
                                 (THE PURCHASER)


                          Dated as of October 18, 2004


--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I DEFINITIONS......................................................    1
   Section 1.1    Definitions..............................................    1
   Section 1.2    Certain Interpretive Matters.............................    8

ARTICLE II SALE AND PURCHASE...............................................    9
   Section 2.1    Purchase and Sale of the Shares..........................    9

ARTICLE III PURCHASE PRICE AND CLOSING PAYMENTS............................    9
   Section 3.1    Purchase Price...........................................    9
   Section 3.2    Post-Closing Purchase Price Adjustment...................   10
   Section 3.3    Adjustments to Purchase Price............................   11

ARTICLE IV CLOSING AND CLOSING DELIVERIES..................................   11
   Section 4.1    The Closing..............................................   11
   Section 4.2    Deliveries of Sellers....................................   11
   Section 4.3    Deliveries by Purchaser..................................   12

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE SELLERS....................   12
   Section 5.1    Corporate Existence and Power............................   12
   Section 5.2    Authorization; Enforceability............................   13
   Section 5.3    Governmental Authorization...............................   13
   Section 5.4    Non-Contravention; Consents..............................   13
   Section 5.5    Capitalization...........................................   13
   Section 5.6    Subsidiaries.............................................   14
   Section 5.7    Financial Statements.....................................   14
   Section 5.8    No Undisclosed Liabilities...............................   14
   Section 5.9    Tax Matters..............................................   14
   Section 5.10   Absence of Certain Changes...............................   16
   Section 5.11   Contracts................................................   17
   Section 5.12   Insurance Coverage.......................................   18
   Section 5.13   Litigation...............................................   18
   Section 5.14   Compliance with Laws; Permits............................   19
   Section 5.15   Assets; Properties; Sufficiency of Assets................   19
   Section 5.16   Intellectual Property....................................   20
   Section 5.17   Environmental Matters....................................   22
   Section 5.18   Plans and Material Documents.............................   23
   Section 5.19   Affiliate Transactions...................................   23
   Section 5.20   Customer and Supplier Relations..........................   24
   Section 5.21   Employment Matters.......................................   24
   Section 5.22   Accounts Receivable......................................   25
   Section 5.23   Inventory................................................   25
   Section 5.24   Product and Service Warranties; Defects; Liability
                  Defects; Liability.......................................   25
   Section 5.25   Finders' Fees............................................   25
   Section 5.26   Bank Accounts, etc.......................................   25
   Section 5.27   Disclosure...............................................   26
   Section 5.28   Reliance.................................................   26

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER.....................   26
   Section 6.1    Corporate Existence and Power............................   26

   Section 6.2    Corporate Authorization; Enforceability..................   26
   Section 6.3    Non-Contravention........................................   26
   Section 6.4    Finders' Fees............................................   27

ARTICLE VII CERTAIN COVENANTS..............................................   27
   Section 7.1    Further Assurances.......................................   27
   Section 7.2    Personal Information.....................................   27

ARTICLE VIII TAX MATTERS...................................................   28
   Section 8.1    Tax Indemnification......................................   28
   Section 8.2    Returns..................................................   28
   Section 8.3    Refunds..................................................   28
   Section 8.4    Contests.................................................   29
   Section 8.5    Miscellaneous............................................   29

ARTICLE IX SURVIVAL; INDEMNIFICATION.......................................   30
   Section 9.1    Survival.................................................   30
   Section 9.2    Indemnification..........................................   30
   Section 9.3    Procedures...............................................   31
   Section 9.4    Other Agreements Regarding Indemnification...............   32
   Section 9.5    Reassignment of Accounts Receivable......................   32
   Section 9.6    Taxes....................................................   32
   Section 9.7    Interest on Claims.......................................   33

ARTICLE X MISCELLANEOUS....................................................   33
   Section 10.1   Notices..................................................   33
   Section 10.2   Amendments and Waivers...................................   34
   Section 10.3   Expenses.................................................   34
   Section 10.4   Successors and Assigns...................................   34
   Section 10.5   No Third-Party Beneficiaries.............................   34
   Section 10.6   Governing Law............................................   34
   Section 10.7   Public Announcements.....................................   35
   Section 10.8   Counterparts and Execution...............................   35
   Section 10.9   Table of Contents; Headings..............................   35
   Section 10.10  Entire Agreement.........................................   35
   Section 10.11  Severability; Injunctive Relief..........................   35
   Section 10.12  Time.....................................................   35
   Section 10.13  Remedies.................................................   36

                            STOCK PURCHASE AGREEMENT

         STOCK PURCHASE AGREEMENT, dated as of October __, 2004, by and among David Cannings, a resident of Edmonton, Alberta ("Mr. Cannings"), Linda Cannings, a resident of Edmonton, Alberta ("Ms. Cannings"), and Southwoods Ranching & Developments Inc., an Alberta corporation ("Southwoods") (collectively, the "Sellers"), and T-3 Energy Services Canada, Inc., an Alberta corporation (the "Purchaser").

                                    RECITALS

         WHEREAS, the Sellers together are the legal and beneficial owners of all of the authorized, issued and outstanding shares of every class of Capital Stock (as defined herein) of Oilco Equipment and Oilco Enterprises (as defined herein) (the "Shares"); and

         WHEREAS, each Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from each Seller, all of the Shares, upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Purchaser and the Sellers hereby covenant and agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

                  Section 1.1 Definitions. In addition to the terms defined elsewhere herein, the terms below are defined as follows:

         "Accountants" has the meaning set forth in Section 3.2(b).

         "Accounts Receivable" means all accounts and notes receivable of the Companies.

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person and, if such first Person is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such individual's immediate family, and any Person who is controlled by any such member or trust. For the purposes of this Agreement, "control," when used with respect to any Person, means the possession, directly or indirectly, of the power to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or comparable positions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Agreement" means this Stock Purchase Agreement, as the same may be amended from time to time in accordance with the terms hereof.

         "Ancillary Agreements" means the Employment Agreements, the Non-Competition Agreements, the Lease Agreements, the Escrow Agreement and all other instruments, certificates and other agreements entered into by one or more of the Sellers or their Affiliates, the Purchaser and the Companies in connection with the consummation of the transactions contemplated by this Agreement.

         "Applicable Privacy Laws" means any and all Laws relating to the collection, use and disclosure of Personal Information in an applicable jurisdiction, including the Personal Information, Protection and Electronic Documents Act (Canada) and/or any comparable provincial law including the Personal Information Protection Act (Alberta).

         "Balance Sheet Date" means July 31, 2004.

         "Benefit Plan" means any employee benefit plan, program, agreement, arrangement, policy, contract, commitment or scheme, written or oral, statutory (excepting therefrom any provisions provided by implication of general employment Law) or contractual, that provides for compensation or benefits, including, without limitation, any deferred compensation, registered or non-registered retirement plan, pension plan, supplemental pension plan, retirement profit sharing, individual or group savings (both registered and non-registered) plans, executive compensation, severance, separation, termination, job security, bonus or incentive plan, any cafeteria plan or any holiday or vacation plan or practice.

         "Business" means the business of the Companies as now or previously conducted.

         "Business Day" means a day that is not a Saturday, Sunday or any other day on which commercial banking institutions located in Houston, Texas or Edmonton, Alberta are authorized or required to close.

         "CRA" means the Canada Revenue Agency or any successor thereto.

         "Capitalized Lease Obligations" means the obligations of a Person that are required to be classified and accounted for as capital lease obligations under GAAP, together with all obligations to make termination payments under such capitalized lease obligations.

         "Capital Stock" means with respect to any corporation any and all shares, interests, participation or other equivalents (however designated and whether or not voting) of corporate stock, including the common shares of such corporation.

         "Closing" has the meaning set forth in Section 4.1.

         "Closing Cash Consideration" has the meaning set forth in Section 3.1.

         "Closing Date" has the meaning set forth in Section 4.1.

         "Closing Date Balance Sheet" has the meaning set forth in Section
3.2(a).

         "Closing Statement" has the meaning set forth in Section 3.2(a).

         "Closing Net Working Capital Balance" has the meaning set forth in
Section 3.2(a).

         "Companies" means, collectively, Oilco Equipment and Oilco Enterprises and their respective Subsidiaries.

         "Constituent of Concern" means any substance defined as a hazardous substance, hazardous waste, hazardous material, pollutant or contaminant by any applicable Environmental Law, any petroleum hydrocarbon and any degradation product of a petroleum hydrocarbon, asbestos, PCB or similar substance, the generation, recycling, use, treatment, storage, transportation, Release, disposal or exposure of or to which is subject to regulation under any applicable Environmental Law.

         "Contracts" has the meaning set forth in Section 5.11.

         "Damages" has the meaning set forth in Section 9.2(a).

         "Direct Claim" has the meaning set forth in Section 9.3(c).

         "Employment Agreements" means the employment agreements entered into by Mr. Cannings and Paul Wilson substantially in the form of Exhibit A hereto.

         "Environmental Claims" means administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, citations, summonses, orders, notices of non-compliance or violation, requests for information, investigations or proceedings relating in any way to the Release of Constituents of Concern by the Companies in contravention of any applicable Environmental Law, including (a) Environmental Claims by Governmental Authorities for enforcement, cleanup, removal, response, investigation, assessment, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Release of Constituents of Concern by the Companies in contravention of any applicable Environmental Law or arising from an alleged injury or threat of injury to human health and safety or the environment from such a Release.

         "Environmental Condition" means a condition with respect to the environment which has resulted or could reasonably be expected to result in a loss, liability, cost, Environmental Claim or expense to any Company.

         "Environmental Law" means any Law, administrative interpretation, administrative order, guideline, policy, directive, consent decree or judgment, or common law relating to the environment, human health and safety and any provincial, state and local counterparts or equivalents.

         "Environmental Permits" means all Permits, licenses, authorizations, certificates and approvals of Governmental Authorities relating to or required by Environmental Laws.

         "Escrow Agent" has the meaning set forth in Section 3.5(b).

         "Escrow Agreement" has the meaning set forth in Section 3.5(b).

         "Escrow Adjustment Amount" has the meaning set forth in Section 3.1(c).

         "Escrow Claim Amount" has the meaning set forth in Section 3.1(c).

         "GAAP" means those generally accepted accounting principles which are recognized by the Canadian Institute of Chartered Accountants from time to time, consistently applied.

         "Governmental Authority" means any domestic or foreign governmental or regulatory agency, authority, bureau, commission, department, official or similar body or instrumentality thereof, or any governmental court, arbitral tribunal or other body administering alternative dispute resolution.

         "ITA" means the Income Tax Act (Canada), as amended from time to time.

         "Indebtedness" means with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money, including all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of the property or services, except trade payables incurred in the Ordinary Course of Business, (d) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (e) all Capitalized Lease Obligations, (f) all other obligations of a Person which would be required to be shown as indebtedness on a balance sheet of such Person prepared in accordance with GAAP, and (g) all indebtedness of any other Person of the type referred to in clauses (a) to (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

         "Indemnified Party" has the meaning set forth in Section 9.3(a).

         "Indemnifying Party" has the meaning set forth in Section 9.3(a).

         "Intellectual Property" means any intellectual property owned by the Companies or used in the conduct of the Business, including but not limited to:
(i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, patent disclosures and industrial designs or industrial design applications, together with all reissuances, continuations, continuations-in-part, revisions, extensions and re-examinations thereof; (ii) all trade-marks, trade dress, logos, trade-names, business names, corporate names and domain names together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (iv) all proprietary or confidential information and trade secrets; (v) all computer software (including data and related documentation); (vi) all copies, tangible embodiments, and derivatives of the foregoing (in whatever form or medium); and (vii) any intellectual property that may exist, arise or be embodied in those items set out in Schedule 5.16(a), together with Intellectual Property Rights related thereto.

         "Intellectual Property Rights" means any right or protection existing from time to time in a specific jurisdiction, whether registered or not, under any patent law or other invention or discovery law, copyright law, performance or moral rights law, trade-secret law, confidential information law, plant breeders law, integrated circuit topography law, semi-conductor chip protection law, trade-mark law, unfair competition law or other similar laws and includes legislation by competent Governmental Authorities and judicial decisions under common law or equity.

         "Inventory" means raw materials, work in progress and finished goods inventory.

         "knowledge" refers to the knowledge that a Person would have after a diligent and careful inquiry into the relevant subject matter.

         "Law" means any federal, foreign, provincial, state or local statute, law, including common law, rule, regulation, ordinance, code, permit or license.

         "Lease Agreements" means the lease agreements between Southwoods and the Purchaser in the form of Exhibits B and C hereto.

         "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person will be deemed to own, subject to a Lien, any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

         "Material Adverse Effect" means, when taken together with other effects on the Business, condition, assets, liabilities or operations of the Companies, an effect on the Business, condition, assets, liabilities or operations of the Companies that results or could reasonably be expected to result in a diminution in value of the Shares equal to or exceeding $500,000 in the aggregate.

         "Mr. Cannings" has the meaning set forth in the introductory paragraph of this Agreement.

         "Ms. Cannings" has the meaning set forth in the introductory paragraph of this Agreement.

         "Net Working Capital" means (i) the combined current assets of the Companies, minus (ii) the combined current liabilities of the Companies, all of which shall be determined in accordance with GAAP; provided, however, combined current liabilities shall not include (a) income Taxes payable for the fiscal year of each of the Companies ended July 31, 2004 and the period subsequent to such date up to and including the Closing Date, (b) reasonable moving expenses not exceeding $100,000 with respect to the occupancy of the property subject to the Lease Agreements, and (c) any extraordinary expense of the Companies in excess of $10,000 incurred with the prior written consent of the Purchaser. For the purposes of determining "Net Working Capital", shareholder loans owing by or to one or more of the Companies (whether such loans are outstanding on or prior to Closing or created at Closing) shall not be included in current liabilities or current assets, as applicable.

         "Non-Competition Agreements" means the non-competition agreements between Purchaser and the Sellers in substantially the form of Exhibit D hereto.

         "Oilco America" means Oilco America Inc., a Texas corporation.

         "Oilco Equipment" means Oilco Equipment Ltd., an Alberta corporation.

         "Oilco Enterprises" means Oilco Enterprises Ltd., an Alberta corporation.

         "Order" means any judgment, injunction, judicial or administrative order or decree.

         "Ordinary Course of Business" means, with respect to any Person, the ordinary course of business of such Person, consistent with such Person's past practice and custom, including, without limitation, with respect to any category, quantity or dollar amount, term and frequency of payment, delivery, accrual, expense or any other accounting entry.

         "Permit" has the meaning set forth in Section 5.14(b).

         "Permitted Lien" means (a) mechanics' Liens, workmen's Liens, carriers' Liens, repairmen's Liens or landlord's Liens, (b) statutory Liens for Taxes, assessments and other similar governmental charges that are not overdue, or (c) Liens incurred or deposits made to secure the performance of bids, contracts, statutory obligations, surety and appeal bonds incurred in the Ordinary Course of Business by any Company.

         "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization or Governmental Authority.

         "Personal Information" means information about an identifiable individual but does not include business contact information, provided that the collection, use or disclosure, as the case may be, of such business contact information is for the purposes of contacting an individual in that individual's capacity as an employee or an official of an organization and for no other purpose.

         "Property" means any real property and improvements at any time owned, leased, used, operated or occupied (whether for storage, disposal or otherwise) by any Company.

         "Purchase Price" has the meaning set forth in Section 3.1.

         "Purchaser" has the meaning set forth in the introductory paragraph of this Agreement.

         "Real Property" has the meaning set forth in Section 5.15(b).

         "Reference Financial Statements" means:

                  (i) With respect to Oilco Equipment, the fiscal year end balance sheets of Oilco Equipment as of July 31, 2003 and 2004, together with the related statements of income for the periods then ended; and

                  (ii) With respect to Oilco Enterprises, the fiscal year end balance sheets of Oilco Enterprises as of July 31, 2003 and 2004, together with the related statements of income for the periods then ended.

The Reference Financial Statements are attached hereto as Schedule 5.7.

         "Reference Working Capital Balance" means $2,500,000.

         "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any Property, including the movement of Constituents of Concern through or in the air, soil, surface water, groundwater or property.

         "Representatives" means, with respect to any party or the Companies, their Affiliates and its and their respective directors, officers, employees, consultants, agents and other representatives and advisers.

         "Returns" means returns, designations, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) and including any amendment thereof filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any Laws relating to any Taxes.

         "Selected Representations and Warranties" means the representations and warranties contained in Sections 5.5 (Capitalization), 5.15(a) (Assets; Properties; Sufficiency of Assets) and 5.17 (Environmental Matters).

         "Sellers" has the meaning set forth in the introductory paragraph of this Agreement.

         "Southwoods" has the meaning set forth in the introductory paragraph of this Agreement.

         "Shares" has the meaning set forth in the recitals to this Agreement.

         "Subsidiary" means, with respect to any Person, (a) any corporation 50% or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person, directly or indirectly through Subsidiaries, and (b) any partnership, limited liability company, association, joint venture, trust or other entity in which such Person, directly or indirectly through Subsidiaries, is either a general partner, has a 50% or greater equity interest at the time or otherwise owns a controlling interest.

         "Tax" means (a) any federal, provincial, state or foreign net income, alternative or add-on minimum tax, net worth, gross income, capital, capital gains, gross receipts, sales, use, ad valorem, value added, goods and services, transfer, franchise, profits, license, withholding on amounts paid to or by any Person, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, charges, fees, levies, imposts, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority, (b) any liability of any Company for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of any Company for payment of such amounts was determined or taken into account with reference to the liability of any other Person, and (c) any liability of any Company for the payment of any amounts as a result of being a party to any Tax-Sharing Agreement or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.

         "Tax-Sharing Agreements" means all existing Tax-sharing agreements or arrangements (whether or not written) that are binding on any Company.

         "Taxing Authority" means the CRA or any other Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

         "Third-Party Claim" means any claim, demand, action, suit or proceeding made or brought by any Person who or which is not a party to this Agreement or who or which is not an Affiliate of any party to this Agreement.

         "Transferred Information" means the Personal Information to be disclosed or conveyed to the Purchaser or any of its Representatives by or on behalf of the Sellers or the Companies as a result of or in conjunction with the transactions contemplated herein, and includes all such Personal Information disclosed to the Purchaser during the period leading up to and including the completion of the transactions contemplated herein.

                  Section 1.2 Certain Interpretive Matters. (a) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference will be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Whenever the words, "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. All references to "$" or dollar amounts will be to lawful currency of Canada. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Each of the Schedules will apply only to its corresponding Section or subsection of this Agreement. Each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP. To the extent the term "day" or "days" is used, it will mean calendar days unless referred to as a "Business Day."

                  (b) No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

                                   ARTICLE II
                                SALE AND PURCHASE

                  Section 2.1 Purchase and Sale of the Shares. (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, (i) Mr. Cannings shall sell all Shares of Oilco Equipment, (ii) Ms. Cannings shall sell all Shares of Oilco Enterprises, and (iii) Southwoods shall sell all Shares of Oilco Equipment to the Purchaser, and the Purchaser shall purchase from such Sellers, such Shares, free and clear of all Liens.

                  (b) Purchaser shall not be required to purchase any Shares of any Company, unless Sellers sell and assign to Purchaser all of the Shares of each Company.

                                   ARTICLE III
                       PURCHASE PRICE AND CLOSING PAYMENTS

                  Section 3.1 Purchase Price. (a) In consideration for the conveyance by Sellers to Purchaser of the Shares, Purchaser will deliver to Sellers at the Closing (subject to paragraph (c) below) the aggregate purchase price (as adjusted pursuant to this Article III, the "Purchase Price") in amount equal to $12,500,000, reduced by (i) the amount by which Indebtedness of the Companies to the Sellers at Closing exceeds Indebtedness of Sellers to the Companies at Closing, (ii) to the extent the Indebtedness listed on Schedule 3.1 hereto exceeds $500,000 and (iii) the amount by which the income Taxes of the Companies for the fiscal period ending July 31, 2004, as shown on the Reference Financial Statements, exceeds $300,000 in the aggregate (such amount, the "Closing Cash Consideration"), payable in cash by wire transfer in immediately available funds to accounts designated in writing by Sellers at least two Business Days prior to the Closing Date.

                  (b) At the Closing, Purchaser shall pay on the Companies' behalf the net amount due and owing to each such Seller, after offset of the Indebtedness owing by each Seller to the Companies, which amount, for clarity, shall equal the amount contemplated in Section 3.1(a)(i). Purchaser shall be entitled to characterize such payment as either a loan due from the applicable Companies or a capital contribution to such Companies.

                  (c) Notwithstanding the foregoing, the Purchaser shall deposit into an escrow account with Bennett Jones LLP (the "Escrow Agent") at Closing a portion of the Purchase Price in the amount of $500,000 ($250,000 of such amount shall be herein called the "Escrow Adjustment Amount" and the balance, as adjusted from time to time pursuant to the terms of the Escrow Agreement, shall be called the "Escrow Claim Amount"). The Escrow Adjustment Amount and the Escrow Claim Amount shall be held and disbursed by the Escrow Agent in accordance with the terms and provisions of an escrow agreement, a form of which is attached hereto as Exhibit E (the "Escrow Agreement"). The Escrow Agreement shall be executed by the Purchaser, the Sellers and the Escrow Agent and delivered at Closing. All fees and expenses related to the Escrow Agreement and the Escrow Agent shall be borne equally by the Purchaser and the Sellers.

                  (d) The parties agree to allocate the Purchase Price among the Shares in accordance with Schedule 3.1(c).

                  Section 3.2 Post-Closing Purchase Price Adjustment. (a) Within 60 days after the Closing Date, Purchaser will prepare and deliver or cause to be prepared and delivered to Sellers a combined balance sheet of the Companies as of the close of business on the Closing Date (the "Closing Date Balance Sheet"), as well as a reasonably detailed calculation of the proposed statement of the Net Working Capital of the Companies prepared therefrom (the "Closing Statement"), in each case, without giving effect to the transactions described in this Agreement to be consummated at the Closing. The Closing Date Balance Sheet and the Closing Statement (i) will reflect, respectively, the financial position of the Companies and the components and calculation of the Net Working Capital of the Companies, in each case as of the Closing Date, (ii) will be prepared and determined as of the Closing Date in accordance with GAAP on the basis that the Companies will continue to operate as going concerns and unaffected by a change of control. The Net Working Capital of the Companies as of the Closing Date determined in accordance with this Section 3.2 is referred to herein as the "Closing Net Working Capital Balance." By way of illustration, a sample calculation of the Net Working Capital of the Companies as of the Balance Sheet Date is attached hereto as Schedule 3.2.

                  (b) If, within 30 days after the date of Purchaser's delivery of the Closing Date Balance Sheet and the Closing Statement, Sellers determine in good faith that the Closing Date Balance Sheet, the balance sheets of each of the Companies which form the basis of the Closing Balance Sheet and the Closing Statement have not been prepared or determined in accordance with this Agreement, Sellers will give written notice to Purchaser within such 30 day period (i) setting forth Sellers' proposed changes to the Closing Date Balance Sheet and Closing Statement as prepared by Purchaser and the determination by Sellers of the Closing Net Working Capital Balance and (ii) specifying in reasonable detail Sellers' basis for disagreement with Purchaser's preparation and determination of the Closing Date Balance Sheet and the Closing Net Working Capital Balance. The failure by Sellers to so express disagreement and provide such notice within such 30-day period will constitute the acceptance of Purchaser's preparation of the Closing Date Balance Sheet and Closing Statement and the computation of the Closing Net Working Capital Balance. If Purchaser and Sellers are unable to resolve any disagreement between them with respect to the preparation of the Closing Date Balance Sheet and Closing Statement and the determination of the Closing Net Working Capital Balance within 15 days after the giving of notice by Sellers to Purchaser of such disagreement, the items in dispute may be referred by Purchaser or Sellers for determination to the Edmonton, Alberta office of Ernst & Young (or, if they are unable or unwilling to serve, another nationally recognized accounting firm not affiliated with any Company, Sellers or Purchaser) (the "Accountants"). Purchaser and Sellers will use commercially reasonable efforts to cause the Accountants to render their decision as soon as practicable thereafter, including by promptly complying with all reasonable requests by the Accountants for information, books, records and similar items. The parties will instruct the Accountants to make a determination as to each of the items in dispute or affected by items in dispute (but only those items in dispute or affected by items in dispute) (A) in writing, (B) as promptly as practicable after the items in dispute have been referred to the Accountants (but in no event later than 30 days thereafter), and (C) in accordance with this Agreement. The Accountants' determination will be conclusive and binding upon each of the parties hereto. The fees and expenses of the Accountants will be paid by the party against whom the majority of the matters (based on dollar amounts) are determined. No party will disclose to the Accountants, and the Accountants will not consider for any purpose, any settlement discussions or settlement offer made by any party.

                  (c) During the period that Sellers' advisors and personnel are conducting their review of Purchaser's preparation of the Closing Date Balance Sheet and Closing Statement and determination of the Closing Net Working Capital Balance, Sellers and its representatives will have access during normal business hours to the work papers prepared by or on behalf of Purchaser and its representatives in connection with Purchaser's preparation of the Closing Date Balance Sheet and Closing Statement and determination of the Closing Net Working Capital Balance.

                  Section 3.3 Adjustments to Purchase Price. (a) Upon the final determination of the Closing Net Working Capital Balance, if the Closing Net Working Capital Balance is less than the Reference Working Capital Balance, then the Purchase Price will be decreased by, and Sellers will pay to Purchaser, the amount of such difference.

                  (b) Any payment in respect of an adjustment required to be made under Section 3.3 will be made by Sellers (i) firstly, by the application of the Escrow Adjustment Amount, as necessary, and (ii) secondly, in cash by wire transfer of immediately available funds to one account specified by Purchaser, in writing, within five Business Days following the final determination with respect to the Closing Net Working Capital Balance. Any portion of the Escrow Adjustment Amount not required for application pursuant to
Section 3.3(b)(i) shall be disbursed by the Escrow Agent to Sellers coincident with the completion of the adjustment contemplated by Section 3.3(a).

                                   ARTICLE IV
                         CLOSING AND CLOSING DELIVERIES

                  Section 4.1 The Closing. The closing of the sale and purchase of the Shares (the "Closing") will take place at the offices of McCuaig Desrochers located at 2401 Toronto Dominion Tower, 10088-102 Avenue, Edmonton Alberta on the date of execution and delivery of this Agreement, at 10:00 a.m., local time. The date upon which the Closing occurs is herein called the "Closing Date." Notwithstanding any other provision hereof, the Closing will be deemed effective for accounting, tax and all other purposes as of 12:01 a.m., on the Closing Date.

                  Section 4.2 Deliveries of Sellers. At the Closing, Sellers will deliver to Purchaser:

                  (i) original stock certificates representing the Shares, together with such instruments of assignment, conveyance and transfer as Purchaser, acting reasonably, may deem necessary or desirable, duly executed by Sellers;

                  (ii) a certificate of the secretary of each Company certifying as to each such Company's charter, bylaws or other comparable documents;

                  (iii) evidence or copies of the consents, approvals, orders, qualifications or waivers required by any third party or Governmental Authority to consummate the transactions contemplated by this Agreement that are listed in Schedule 5.4;

                  (iv) each Ancillary Agreement required to be executed and delivered by parties other than Purchaser or its Affiliates, including the Employment Agreements; Non-Competition Agreement, the Lease Agreements, and the Escrow Agreement;

                  (v) an opinion of counsel for Sellers, McCuaig Desrochers, in the form attached hereto as Exhibit F;

                  (vi) as requested by Purchaser, resignations of and releases by the members of the board of directors and officers of each Company;

                  (vii) a certified copy of the resolutions of the board of directors of each Company approving the transactions contemplated in this Agreement;

                  (viii) all corporate records of each Company in the Sellers' possession, including, without limitation, the minute books, share register books and share certificate books of the Companies; and

                  (ix) such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to comply with the terms hereof and thereof.

                  Section 4.3 Deliveries by Purchaser. At the Closing, Purchaser will deliver or cause to be delivered to Sellers:

                  (i) the Closing Cash Consideration by wire transfer of immediately available funds to the account specified pursuant to
         Section 3.1 (subject to the provisions of Section 3.1(b));

                  (ii) the cash necessary to complete the transaction contemplated in Section 3.1(b) by wire transfer of immediately available funds to the account specified pursuant to Section 3.1(b);

                  (iii) an opinion of Canadian counsel for Purchaser, Bennett Jones LLP, in the form attached hereto as Exhibit G;

                  (iv) each Ancillary Agreement required to be duly authorized and delivered by Purchaser or its Affiliates; and

                  (v) such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to comply with the terms hereof and thereof.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                                 OF THE SELLERS

         The Sellers jointly and severally represent and warrant to Purchaser as of the date hereof and the Closing Date as follows:

                  Section 5.1 Corporate Existence and Power. Each Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization. Each Company has all corporate power required to carry on the Business as now conducted. Each Company is or will at Closing be duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary.

                  Section 5.2 Authorization; Enforceability. The execution, delivery and performance by each Company and Sellers of this Agreement and each of the Ancillary Agreements to which it will be a party at the Closing are, and will be at the Closing, within each party's powers and have been duly authorized by all necessary actions, and no other action on the part of any such party is necessary to authorize this Agreement or any of the Ancillary Agreements to which any such party will be a party at the Closing. This Agreement has been, and each of the Ancillary Agreements to which each Company or any Seller will be a party at the Closing will have been, duly executed and delivered by such party, as applicable. Assuming the due execution and delivery by Purchaser of this Agreement and each of the Ancillary Agreements to which each Company or any Seller will be a party at the Closing, this Agreement constitutes, and each Ancillary Agreement to which each Company or any Seller will be a party at the Closing will constitute at the Closing, valid and binding agreements of such party, as applicable, enforceable against each in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

                  Section 5.3 Governmental Authorization. The execution, delivery and performance by each Company and Sellers of this Agreement and each Ancillary Agreement to which any one of the Companies or Sellers will be a party at the Closing require no consent, approval, order, authorization or action by or in respect of, or filing with, any Governmental Authority.

                  Section 5.4 Non-Contravention; Consents. Except as disclosed in Schedule 5.4, the execution, delivery and performance by each Company and Sellers of this Agreement and each Ancillary Agreement to which each Company or Sellers will be a party at the Closing, and the consummation of the transactions contemplated hereby and thereby do not and will not at the Closing (a) violate the charter documents or bylaws of any Company, (b) violate any applicable Law or Order, (c) require any filing with or Permit, consent or approval of, or the giving of any notice to, any Person (including filings, consents or approvals required under any Permits of any Company or any licenses to which any Company is a party), (d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of any Company or to a loss of any benefit to which any Company is entitled under, any Contract, agreement or other instrument binding upon any Company or any license, franchise, Permit or other similar authorization held by any Company, or (e) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of any Company.

                  Section 5.5 Capitalization. (a) The authorized Capital Stock of each Company, the par value of each class of stock, if applicable, and the total number of issued and outstanding shares of each Company is set forth on
Schedule 5.5. The Shares are owned of record by the Sellers as set forth in
Schedule 5.5. All of the Shares are duly authorized, validly issued and outstanding, fully paid and nonassessable, and were issued free of preemptive rights in compliance with applicable corporate and securities laws. Except as set forth on Schedule 5.5, there are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, convertible securities or other rights, agreement, arrangements or commitments of any character relating to the Shares or obligating any Company to issue, sell or otherwise cause to become outstanding any shares of capital stock. There are no outstanding contractual obligations of any Company to repurchase, redeem or otherwise acquire any shares of, or interests in, any such Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. The Shares constitute all of the equity interests in the Companies and are owned of record and beneficially solely by the Sellers, free and clear of all Liens. Upon consummation of the transactions contemplated by this Agreement, the Purchaser will acquire good, valid and indefeasible title to all of the Shares, free and clear of all Liens. There are no voting trusts, agreements, proxies or other understandings in effect with respect to the voting or transfer of any of the Shares. There are no outstanding or authorized stock appreciation, phantom stock participation or similar rights with respect to any Company. None of the Companies incorporated in a Canadian jurisdiction is a "reporting issuer" under relevant securities legislation or a "distributing corporation" under relevant corporate legislation. None of the Companies incorporated in a Canadian jurisdiction is a "private issuer" within the meaning of the Securities Act (Alberta).

                  (b) The stock registers of each Company accurately record: (i) the name and address of each Person owning of Shares, and (ii) the certificate number of each certificate evidencing Shares, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

                  Section 5.6 Subsidiaries. Except as disclosed in Schedule 5.6, no Company owns any Capital Stock or other equity or ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity.

                  Section 5.7 Financial Statements. (a) A true and complete copy of the Reference Financial Statements, are attached hereto as Schedule 5.7. The Reference Financial Statements have been derived from the books and records of each Company, have been prepared in accordance with GAAP and fairly present the financial position of each Company at the respective dates thereof and the results of the operations of each Company for the periods indicated.

                  (b) The books of account, minute books, stock record books and other records of each Company, all of which have been made available to Purchaser, are complete and correct in all material respects.

                  Section 5.8 No Undisclosed Liabilities. There are no liabilities or Indebtedness or, to the knowledge of the Sellers, any facts or circumstances which could give rise to liabilities or Indebtedness, whether accrued, contingent, absolute, determined, determinable or otherwise, of any Company other than (a) liabilities or Indebtedness fully provided for in the Reference Financial Statements and (b) other liabilities or Indebtedness incurred since July 31, 2004 in the Ordinary Course of Business.

                  Section 5.9 Tax Matters. (a) Except as disclosed in Schedule 5.9(a):

                  (i) all Returns for all periods which end prior to or which include the Closing Date that are, were or shall be required to be filed prior to Closing by or on behalf of any Company have been or shall be filed on a timely basis in accordance with the applicable laws of each Governmental Authority and all Taxes due and payable by the Companies have been paid or remitted to the proper Governmental Authority on a timely basis;

                  (ii) all such Returns that have been filed were, when filed, and continue to be, true, correct and complete, and all such Returns that will be filed shall be true, correct and complete when filed and properly reflect, and do not in any way understate, the taxable income or liability for taxes of any of the Companies;

                  (iii) each Company has paid, or made adequate provision in the Reference Financial Statements for the payment of all of Taxes that have or may become due for all periods which end on or prior to the Balance Sheet Date, including all Taxes reflected on the Returns referred to in this Section 5.9, or to the Sellers' knowledge, or that are included or reflected in any assessment, proposed assessment or notice, either formal or informal, received by any Company from any Governmental Authority;

                  (iv) no claim has ever been made by a Governmental Authority in a jurisdiction where a Company does not file Returns that such Company is or may be subject to taxation by that jurisdiction and neither the Sellers nor any of the Companies has any reason to believe such to be required;

                  (v) all Taxes that any Company was or is required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate Governmental Authorities;

                  (vi) there are no Liens with respect to Taxes on the assets of any Company, other than Permitted Liens;

                  (vii) no adjustment relating to such Returns has been proposed formally or, to the Sellers' knowledge, informally or threatened by any Tax Authority and, to the Sellers' knowledge, no basis exists for any adjustment;

                  (viii) there are no pending or, to the Sellers' knowledge, threatened actions or proceedings for the assessment or collection of Taxes against any Company;

                  (ix) no Company has been included in any consolidated, combined or unitary Return and has no liability for any Taxes of any Person as a transferee or successor, by contract or otherwise.

                  (x) no Company has been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any relevant Tax has not expired;

                  (xi) no Company is doing business in or engaged in a trade or business in any jurisdiction in which it has not filed any applicable income or franchise Tax Return;

                  (xii) each Company has maintained such records in respect of each transaction, event and item (including as required to support otherwise allowable deductions and losses) as are required under applicable Tax Law;

                  (xiii) no Company is a party to or bound by any Tax allocation or Tax-Sharing Agreement and or has a current or potential contractual obligation to indemnify any other person with respect to Taxes;

                  (xiv) the unpaid Taxes of each Company did not as of July 31, 2004 exceed the reserve for Tax liabilities (other than the reserve for deferred Taxes to reflect timing differences between book and Tax income) on the books of such Company at that time;

                  (xv) each Company uses the accrual method of accounting for Tax accounting purposes;

                  (xvi) none of the Sellers are a non-resident of Canada for the purposes of the ITA; and

                  (xvii) any reference to the Companies shall, for purposes of this Section 5.9, refer equally to any predecessor of the Companies (as determined by corporate law principles).

                  (b) (i) There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which any Company may be subject nor have any such waivers or agreements been requested; (ii) no Company has derived any material amount of income from sources, or engaged in business, outside Canada (except through Oilco America)
(iii) to the Sellers' knowledge, there are no requests for information currently outstanding that could affect the Taxes of any Company; (iv) to the Sellers' knowledge, there are no proposed reassessments of any property owned by any Company or other proposals that are reasonably likely to increase the amount of any Tax to which any Company would be subject; and (v) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect any Company.

                  (c) Schedule 5.9 (c) lists all Returns filed with respect to each Company for all taxable periods since the year ended December 31, 2000 and specifies the jurisdictions in which each such Return has been filed, and indicates any Returns that currently are the subject of audit, and each Company has delivered to the Purchaser correct and complete copies of all such Returns since the year ended December 31, 2000, and of any examination reports and any statements of deficiencies proposed to be assessed against, or agreed to by any Company.

                  Section 5.10 Absence of Certain Changes.Since the Balance Sheet Date, each Company has conducted the Business in the Ordinary Course of Business and in such conduct of the Business there has not been any event, occurrence, development or circumstances which has had or which could reasonably be expected to have a Material Adverse Effect. Since the Balance Sheet Date:

                  (i) there has not occurred any damage, destruction or casualty loss (whether or not covered by insurance) with respect to any asset owned or operated by any Company;

                  (ii) no Company has made any dividend or other distribution to its shareholders or equity interest owners; and

                  (iii) no Company has paid or agreed to pay any bonuses or similar compensation except as otherwise previously disclosed to Purchaser.

                  Section 5.11 Contracts. (a) Except as specifically disclosed in Schedule 5.11(a), no Company is a party to or bound by any lease, agreement, contract, commitment or other legally binding contractual right or obligation (whether written or oral) (collectively, "Contracts") that is of a type described below:

                  (i) any lease (whether of real or personal property), not including the leases disclosed or required to be disclosed on Schedule 5.15(b);

                  (ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets that provides for aggregate payments by any Company of $50,000 or more;

                  (iii) any sales, distribution or other similar agreement providing for the sale by any Company of materials, supplies, goods, services, equipment or other assets that provides for aggregate payments to such Company of $50,000 or more;

                  (iv) any partnership, joint venture or other similar agreement or arrangement;

                  (v) any Contract pursuant to which any third party has rights to own or use any material asset of any Company, including any Intellectual Property Right of such Company;

                  (vi) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) or granting to any Person a right of first refusal, first offer or other right to purchase any of the assets of any Company;

                  (vii) any agreement relating to Indebtedness (in any case, whether incurred, assumed, guaranteed or secured by any asset of any Company) other than accruals recorded in the Ordinary Course of Business;

                  (viii) any license, franchise or similar agreement;

                  (ix) any agency, dealer, sales representative, marketing or other similar agreement;

                  (x) any Contract that may not be terminated by any Company without payment of penalty on less than 90 days' prior notice;

                  (xi) any agreement with (A) any stockholder of any Company or any other Affiliate of any Company or (B) any director or officer of any Company or with any

         "associate" (as such term is defined in the Securities Act (Alberta)) of any such director or officer;

                  (xii) any management service, consulting or any other similar type of agreement;

                  (xiii) any warranty, guaranty or other similar undertaking with respect to any contractual performance (or any Company's standard forms of any of the foregoing) or agreement to indemnify any Person; or

                  (xiv) any other agreement, commitment, arrangement or plan not made in the Ordinary Course of Business of any Company that is material to such Company or the Business.

                  (b) Each Contract disclosed in or required to be disclosed in
Schedule 5.11(a) is a valid and binding agreement of the Company which is a party thereto and, to the knowledge of Sellers, each other party thereto, enforceable in accordance with its respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity). None of the Companies nor, to the knowledge of Sellers, any other party to any such Contract is in default or breach (with or without due notice or lapse of time or both) in any material respect under the terms of any such Contract. To the knowledge of Sellers, there is no event, occurrence, condition or act which, individually or in the aggregate, with the giving of notice or the passage of time or both, or the happening of any other event or condition, could reasonably be expected to become a material default or event of default under any such Contract. Sellers have delivered or made available to Purchaser true and complete originals or copies of all written Contracts disclosed in or required to be disclosed in Schedule 5.11(a).

                  Section 5.12 Insurance Coverage. Schedule 5.12 contains a list of all of the insurance policies and fidelity bonds covering the assets, Business, operations, employees, officers and directors of the Companies. There is no material claim by any Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and each Company has complied with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) are in full force and effect. Sellers have no knowledge of any threatened termination of any of such policies or bonds. Since the last renewal date of any insurance policy, there has not been any adverse change in the relationship of any Company with its respective insurers or the premiums payable pursuant to such policies.

                  Section 5.13 Litigation. (a) There is no action, suit, investigation, arbitration or administrative or other proceeding pending or, to the knowledge of Sellers, threatened, against or affecting any Company before any court or arbitrator or any Governmental Authority, including, but not limited to, any action which challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and any Ancillary Agreements to which Sellers will be a party at Closing. Sellers do not know of any valid basis for any such action, suit, investigation, arbitration or proceeding against or affecting any Company or the Business.

There are no outstanding judgments, Orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, arbitral body or Governmental Authority) against any Company or the Sellers.

                  (b) There are no claims, whether in contract or tort, for defective or allegedly defective products or workmanship pending, nor to the knowledge of the Sellers, threatened, against any Company.

                  Section 5.14 Compliance with Laws; Permits. (a) Each Company has complied with all Laws. Sellers know of no fact, circumstance, condition or situation existing which, after notice or lapse of time or both, would constitute noncompliance by any Company or give rise to any future liability of any Company with respect to any Law heretofore or currently in effect. Neither the use, condition nor other aspect of any of the assets of the Business or other right, property or asset used in or associated with the Business is or has been in violation of any applicable Law. No Company has received notice of any violation of any Law, or any potential liability under any Law, relating to the operation of the Business or to any of its assets, operations, processes, results or products, nor is any Seller aware of any such violation or potential liability. Sellers are not aware of any future requirement of any applicable Law which is due to be imposed on any Company that is reasonably likely to increase the cost of complying with such Law.

                  (b) Schedule 5.14(b) sets forth a list of each government or regulatory license, authorization, permit, franchise, consent and approval (the "Permits") issued and held by or on behalf of any Company or required to be so issued and held to carry on the Business as currently conducted. Except as disclosed in Schedule 5.14(b), each Company is the authorized legal holder of the Permits, and each Permit is valid and in full force and effect. No Company is in default under, and no condition exists that with notice or lapse of time or both could constitute a default or could give rise to a right of termination, cancellation or acceleration under, any Permit held by any Company.

                  Section 5.15 Assets; Properties; Sufficiency of Assets. (a) Except for Inventory disposed of in the Ordinary Course of Business of each Company, each Company has good title to, or in the case of leased property has valid leasehold interests in, the property and assets (whether real or personal, tangible or intangible) reflected in the Reference Financial Statements as of the Balance Sheet Date or acquired after the date thereof, free and clear of all Liens, except for Permitted Liens and Liens disclosed in Schedule 5.15(a).

                  (b) Other than as set forth specifically on Schedule 5.15(b), the Companies own no Real Property assets. Schedule 5.15(b) also sets forth a list of all real property assets leased by each Company (the "Real Property"). Each Company is a tenant or possessor in good standing thereunder (with a right of quiet enjoyment therein) and all rents due under such leases have been paid. None of the Companies and, to the knowledge of Sellers, any other party to any such lease is in default or breach (with or without due notice or lapse of time or both) in any material respect under the terms of any such lease. Each Company is in peaceful and undisturbed possession of the space and/or estate under each lease of which it is a tenant. No Company has received any notice of any appropriation, condemnation or like proceeding, or of any violation of any applicable zoning Law or Order relating to or affecting the Real Property, and to Sellers' knowledge, no such proceeding has been threatened or commenced.

                  (c) The tangible personal property of each Company is in all material respects in good repair and operating condition (subject to normal maintenance requirements and normal wear and tear excepted).

                  Section 5.16 Intellectual Property. Schedule 5.16(a) contains a complete list of all Intellectual Property owned or used by the Companies together with the details of any registrations and applications for registration in respect thereto. All such registrations and applications for registration are valid and subsisting and are in good standing and are enforceable against third parties and are recorded, maintained and renewed in the name of the Companies in the appropriate offices to preserve the rights thereof and thereto. Except for matters which would not result in a Material Adverse Effect:

                  (a) the Companies own or have the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property necessary for the operation of the Business as such Business is currently and has historically operated, free of any claims or encumbrances of any nature. Each item of Intellectual Property currently owned or used by the Companies will be owned or available for use by the Companies on identical terms and conditions immediately after, and after giving effect to, the Closing;

                  (b) except as disclosed in Schedule 5.16(a), the Companies have the exclusive right to use the Intellectual Property in all jurisdictions in which they are currently or have historically been used;

                  (c) the Companies have not permitted or licensed any Person to use any of the Intellectual Property and the Companies do not have any knowledge that the Intellectual Property is being infringed by any other Person. Schedule 5.16(a) sets forth a description of all actions the Companies have taken to maintain and protect each item of Intellectual Property;

                  (d) the licenses or other agreements relating to the Intellectual Property listed in Schedule 5.16(a) do not require consent to the change of control of the Companies resulting from the transactions contemplated herein, and there are no other such licenses or other agreements;

                  (e) Sellers have no knowledge or information of any facts which would affect the validity, enforceability, scope or registrability of any of the Intellectual Property;

                  (f) no claim has been asserted (or is likely to be asserted) by the Companies with respect to the Intellectual Property nor have the Companies issued, filed or made (or are likely to issue, file or make) any notice, complaint, threat or claim against a third party alleging infringement of the Intellectual Property or any Intellectual Property Right or other right of the Companies by such third party;

                  (g) no claims have been asserted by any third party with respect to, or challenging or questioning, the ownership, validity, enforceability or use of, the Intellectual Property and there is no valid basis for any such claim;

                  (h) neither Sellers nor the Companies have received any notice, complaint, threat or claim alleging infringement of, and the conduct by the Companies of the Business and the use by the Companies of the Intellectual Property as currently and historically conducted and used by the Companies does not infringe, any Intellectual Property Right or other right of any third party;

                  (i) neither Sellers nor the Companies have received any notice, information, threat or claim suggesting that the Companies do not own the Intellectual Property or, in the case of Intellectual Property which is licensed to the Companies as further described in Schedule 5.16(a), that the Companies do not have an exclusive right (unless otherwise stated in Schedule 5.16(a)) to exploit the Intellectual Property in any way or manner whatsoever;

                  (j) complete and correct copies of all agreements relating to or affecting the Intellectual Property have been provided to the Purchaser and are fully assignable to the Purchaser, without cost or consent;

                  (k) the Companies own all Intellectual Property in their own name and, except as provided in the agreements listed in Schedule 5.16(a), none of the Intellectual Property has been licensed from a third party;

                  (l) there are no royalty payments or license fees payable to or by the Companies in respect of the Intellectual Property except as listed in
Schedule 5.16(a);

                  (m) neither Sellers nor the Companies have received any notice that the Companies are in default (or, with the giving of notice or lapse of time or both, would be in default) under any license to use the Intellectual Property;

                  (n) to the extent that the Intellectual Property includes software, the Intellectual Property:

                           (i) has, at all times, operated in accordance with
                  the operational documentation and specifications therefor without any operating defects, delays or nonconformance and without the requirement for work around or non-automated process steps which could affect the operation of the Business as currently operated; and

                           (ii) does not contain any unauthorized code,
                  disabling mechanism or protection feature designed to prevent its use, including any clock, timer, counter, computer virus, worm, software lock, drop dead device, Trojan-horse routine, trap door or time bomb that may be used to distort, delete, modify, damage or disable such Intellectual Property or otherwise modify, disable or harm the Intellectual Property or the Business;

                  (o) the Companies own all right, title and interest, including, without limitation, any Intellectual Property Rights, in any databases, data and corresponding information contained therein and which are related to or used by the Business. The Companies have not received notice that either the past, current or future use of any databases related to the Business or use or disclosure of the information or any data contained therein: (i) has violated or infringed upon, or is violating or infringing upon, the rights, title or interest of any Person; (ii) breaches any duty or obligation owed to any Person; or (iii) violates the privacy or any Law relating to the privacy of any Person;

                  (p) no proceeding, opposition, office action or claim has been asserted (or is likely to be asserted) by the Companies challenging or questioning the ownership, validity, enforceability or right to use any intellectual property of a third party, or in respect of any registration or application for registration in respect thereof;

                  (q) all of the persons who either alone or in concert with others, developed, invented, improved, adapted, created, discovered, derived, programmed, designed, modified, updated, corrected or maintained any element or combination of elements in the Intellectual Property are:

                           (i) employees or former employees of the Companies,
                  all of whose work or access with respect to any of the Intellectual Property occurred within the scope and in the regular course of their employment, on the business premises the Companies, and using only the equipment of the Companies; or

                           (ii) independent contractors or former independent
                  contractors of the Companies, all of whom have, or as of Closing will have, executed valid and binding written assignments of any and all rights they may have in any element or combination of elements in the Intellectual Property in a form and substance reasonably satisfactory to Purchaser and its counsel; and

                  (r) waivers of moral rights and all other similar rights with respect to association with or integrity in a work, whether arising under copyright legislation or otherwise, in favour of the Companies have been obtained from each independent contractor, employee, or other entity who participated in or contributed to the development, invention, improvement, adaptation, creation, discovery, derivation, programming, designing, modification, updating correcting or maintenance of any element or combination of elements of the Intellectual Property.

                  Section 5.17 Environmental Matters. (a) Except as disclosed in
Schedule 5.17(a):

                  (i) No Company has, and to Sellers' knowledge no other party has, generated, recycled, used, treated or stored on, transported to or from, or Released or disposed in, on or under, the Property any Constituents of Concern or, to the knowledge of Sellers, in, on or under any property adjoining or adjacent to any Property, except in compliance with applicable Environmental Laws;

                  (ii) No Company has disposed of Constituents of Concern from Property at any off-site facility except in compliance with applicable Environmental Laws;

                  (iii) Each Company has been and is in compliance with (a) applicable Environmental Laws and (b) the requirements of Permits issued under such Environmental Laws with respect to the Property;

                  (iv) There are no pending nor, to the knowledge of Sellers, threatened Environmental Claims against any Company or any Property;

                  (v) Sellers have no knowledge of any facts, circumstances, conditions or occurrences regarding any Company's Business or with respect to any Property or any property adjoining any Property that could reasonably be expected to (i) form the basis of an Environmental Claim against any Company or any of the Property or assets of any

         Company or (ii) cause any Property or assets of any Company to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law;

                  (vi) There are no underground storage tanks or sumps located on any Property;

                  (vii) None of the Companies or any of their Property is listed or, to the knowledge of Sellers, proposed for listing on any similar federal, provincial, state or foreign list of sites requiring investigation or clean-up;

                  (viii) Each Company has obtained all required Environmental Permits and is and has been in compliance with the terms of each Environmental Permit. Except as set forth in Schedule 5.17(a)(viii), there are no Environmental Permits of any Company that are nontransferable or require consent, notification or other action to remain in full force and effect following the consummation of the transactions contemplated hereby; and

                  (ix) No Company has any liability under any applicable Environmental Law (including an obligation to remediate any Environmental Condition whether caused by any Company or any other Person).

                  (b) Each Company has delivered or made available to Purchaser true and complete copies of all environmental reports, investigations, assessments, studies, audits, tests, reviews or other analyses commenced or conducted by or on behalf of any Company (or by a third party of which Sellers have knowledge) in relation to the Business of any Company.

                  (c) For purposes of this Section 5.17, the term "the Company" (including the use of such term in the term "Property") will include any entity, which is, in whole or in part, a predecessor of any Company (as determined in accordance with corporate law of principles).

                  Section 5.18 Plans and Material Documents. Except as set forth in Schedule 5.18, the Companies do not and have not agreed to sponsor, administer, maintain or contribute nor have they ever sponsored, administered, maintained or contributed nor have they ever been required to sponsor, administer, maintain or contribute to any Benefit Plans. The Companies have no statutory, regulatory or contractual obligations (written or oral), liabilities or responsibilities respecting Benefit Plans.

                  Section 5.19 Affiliate Transactions. (a) Except as disclosed in Schedule 5.19(a), there are no outstanding payables, receivables, loans, advances and other similar accounts between any Company, on the one hand, and any of its Affiliates, on the other hand, relating to the Business.

                  (b) Except as disclosed in Schedule 5.19(b), to the knowledge of Sellers, no director or officer of any Company possesses, directly or indirectly, any ownership interest in, or is a director or officer of, any Person which is a supplier, customer, lessor, lessee, licensor, or competitor of any Company. Ownership of 1% or less of any class of securities of a Person whose securities are publicly traded will not be deemed to be an ownership interest for purposes of this Section 5.19(b).

                  Section 5.20 Customer and Supplier Relations. Schedule 5.20 includes a complete and correct list of (a) all customers of the Business who have made aggregate purchases in excess of $300,000 in fiscal year 2004 and (b) all suppliers from whom the Companies have purchased in excess of $100,000 in equipment or supplies in fiscal 2004. The relationships of the Companies with such customers and suppliers of the Companies are good commercial working relationships and, except as disclosed in Schedule 5.20, none of such customers or suppliers has canceled, terminated or otherwise materially altered or notified any Company of any intention to cancel, terminate or materially alter its relationship with any Company since the Balance Sheet Date and, to the knowledge of Sellers, there will not be any such change as a result of the transactions contemplated by this Agreement.

                  Section 5.21 Employment Matters. (a) No Company is a party to any labor or collective bargaining agreement.

                  (b) No labor organization or group of Company employees has made a pending demand for recognition, there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of Sellers, threatened to be brought or filed with any labor relations tribunal, and there is no organizing activity involving any Company pending or, to the knowledge of Sellers, threatened by any labor organization or group of employees.

                  (c) There are no (i) strikes, work stoppages, slow-downs, lockouts or arbitrations or (ii) grievances or other labor disputes pending or, to the knowledge of Sellers, threatened against or involving any Company.

                  (d) There are no complaints, charges or claims against any Company pending or, to the knowledge of Sellers, threatened to be brought or filed with any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment by any Company, of any Person, including any claim for workers' compensation.

                  (e) Each Company is in compliance with all Laws and Orders in respect of employment and employment practices and the terms and conditions of employment and wages and hours, and has not, and is not, engaged in any unfair labor practice.

                  (f) Schedule 5.21(f) contains a complete and accurate list of the following information for each employee, officer or director of each Company, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since the Balance Sheet Date; vacation accrued as of a recent date; and all bonuses and any other amounts to be paid by each Company at or in connection with the Closing.

                  (g) Except as set forth in Schedule 5.21(g), to the knowledge of Sellers, no employee, officer or director of any Company is a party to, or is otherwise bound by, any confidentiality, non-competition, proprietary rights agreement or similar agreement that would affect (i) the performance of his or her duties as an employee, officer or director or (ii) the ability of Purchaser to conduct the Business after the Closing Date.

                  (h) Except for oral employment agreements provided for by implication of general employment Law, and except as otherwise disclosed in any Schedule hereto, no

Company is a party to or bound by any agreement, contract, commitment or other legal binding contractual right or obligation relating to any employment, deferred compensation, severance, bonus, retirement or other similar agreement or plan in effect as of the date hereof (including in respect of any advances or loans to any employees) and entered into or adopted by any Company.

                  Section 5.22 Accounts Receivable. Except as set forth in
Schedule 5.22, all of the Accounts Receivable reflected on the Reference Balance Sheet (net of any applicable reserves set forth on the Reference Financial Statements as of the Balance Sheet Date) and all Accounts Receivable which have arisen since the Balance Sheet Date (net of any additional applicable reserves established since such date in the Ordinary Course of Business of each Company) are valid and enforceable claims, and the goods and services sold and delivered which gave rise to such Accounts Receivable were sold and delivered in the Ordinary Course of Business. Such Accounts Receivable are subject to no defenses, offsets or recovery in whole or in part by the Persons whose purchase gave rise to such Accounts Receivable or by third parties and such Accounts Receivable are fully collectible within 135 days of the invoice date of each such Account Receivable without resort to legal proceedings, except to the extent of the amount of the reserve for doubtful accounts reflected on the Closing Date Balance Sheet.

                  Section 5.23 Inventory. All Inventories reflected on the Reference Financial Statements as of the Balance Sheet Date (net of any applicable reserves set forth thereon) and all Inventories which have been acquired or produced since the Balance Sheet Date (net of any additional applicable reserves established since such date in the Ordinary Course of Business of each Company) are in good condition, conform in all material respects with the applicable specifications and warranties of each Company, are not obsolete or excess, and are usable and salable in the Ordinary Course of Business. The values at which such inventories are carried are consistent with the past business practices of each Company.

                  Section 5.24 Product and Service Warranties; Defects; Liability Defects; Liability. Except as disclosed in Schedule 5.24, each product manufactured, sold, leased, delivered or installed or services performed by each Company prior to the Closing has complied with and conformed to all applicable federal, provincial, state, local or foreign laws and regulations, contractual commitments and all applicable warranties of each Company. None of the Companies has now or has had in the past standard terms and conditions of sale, lease, delivery or installation for its products and services (including, without limitation, whether by way of guaranty, warranty or indemnity provisions). Except as disclosed in Schedule 5.24 or otherwise implied by Law, none of such products or services are subject to any implied guaranty, warranty, or other indemnity.

                  Section 5.25 Finders' Fees. Except as set forth on Schedule 5.25, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Company or Sellers who might be entitled to any fee or other commission in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

                  Section 5.26 Bank Accounts, etc. Schedule 5.26 sets out the name of each bank or other depository in which the Companies maintain any bank account, trust account or safety deposit box and the names of all Persons authorized to draw thereon or who have access thereto. There is no Person holding a general or special power of attorney from the Companies.

                  Section 5.27 Disclosure. None of (i) the information contained in the Schedules, (ii) any other written information furnished to Purchaser by any Company or Sellers under this Agreement, or (iii) the representations and warranties of the Sellers contained in this Agreement contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were or are made, not false or misleading.

                  Section 5.28 Reliance. Sellers hereby expressly acknowledge that Purchaser is relying upon the representations and warranties of Sellers contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto in connection with the purchase of the Shares and the other transactions contemplated hereunder.

                                   ARTICLE VI
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Sellers as of the date hereof and the Closing Date as follows:

                  Section 6.1 Corporate Existence and Power. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Alberta, Canada. Purchaser has all corporate power required to carry on its business as now conducted. Purchaser is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary.

                  Section 6.2 Corporate Authorization; Enforceability. The execution, delivery and performance by Purchaser of this Agreement and each of the Ancillary Agreements to which it will be a party at the Closing are, and will be at the Closing, within Purchaser's corporate power and have been duly authorized by the board of directors of Purchaser and no other corporate action on the part of Purchaser is necessary to authorize this Agreement or any of the Ancillary Agreements to which Purchaser will be a party at the Closing. This Agreement has been, and each of the Ancillary Agreements to which Purchaser will be a party at the Closing will have been, duly executed and delivered by Purchaser. Assuming the due execution and delivery by the Companies and Sellers of this Agreement and each of the Ancillary Agreements to which Purchaser will be a party at the Closing, this Agreement constitutes, and each Ancillary Agreement to which Purchaser will be a party at the Closing will constitute at the Closing, valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

                  Section 6.3 Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement and each Ancillary Agreement to which Purchaser will be a party at the Closing do not and will not at the Closing (a) violate the articles of incorporation or bylaws or other similar constituent documents of Purchaser, (b) violate any applicable Law or Order, (c) require any filing with or Permit, consent or approval of, or the giving of any notice to, any

Person (including filings, consents or approvals required under any Permits of Purchaser or any licenses to which Purchaser is a party), or (d) result in a violation of or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Purchaser or to a loss of any benefit to which Purchaser is entitled under, any Contract, agreement or other instrument binding upon Purchaser or any license, franchise, Permit or other similar authorization held by Purchaser.

                  Section 6.4 Finders' Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Purchaser who might be entitled to any fee or other commission in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

                                   ARTICLE VII
                                CERTAIN COVENANTS

                  Section 7.1 Further Assurances (a) From time to time, as and when requested by a party hereto, the other party or parties will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further actions, as the requesting party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

         (b) Within thirty (30) days after the Closing Date, Sellers shall dissolve Oilco America in accordance with the Texas Business Corporations Act.

                  Section 7.2 Personal Information.

(a) The Sellers hereby covenant and agree to, and to cause the Companies to:

                           (i) advise the Purchaser of all purposes for which
                  Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates and all additional purposes where the Sellers or the Companies, as the case may be, have notified the individual of such additional purpose, and where required by law, obtained the consent of such individual to such use or disclosure, unless such use or disclosure is permitted or authorized by law, without notice to, or consent from, such individual;

                           (ii) where the purposes described by Section
                  7.2(a)(i) do not include a purpose for which the Transferred Information is currently collected, used or disclosed by the Companies, or the Sellers, as the case may be and where required by law, notify the individual to whom such information relates of such additional purpose, and where required by law, obtain the consent of such individual to such additional purpose, unless the use or disclosure contemplated by such additional purpose is permitted or authorized by law, without notice to, or consent from, such individual; and where required by law, in a manner and form approved by Purchaser:
                  (A) notify the individual to whom the Transferred Information relates of the disclosure of the Transferred Information to the Purchaser as contemplated herein; and (B) obtain the consent of such individual to such disclosure, unless such disclosure is permitted or authorized by law, without notice to, or consent from, such individual.

(b) The Purchaser hereby covenants and agrees to use and disclose the Transferred Information only for those purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates, unless (i) the Companies, the Sellers or the Purchaser have first notified such individual of such additional purpose, and where required by law, obtained the consent of such individual to such additional purpose, or (ii) such use or disclosure is permitted or authorized by law, without notice to, or consent from, such individual.

(c) The Sellers and Purchaser covenant and agree that, in the event Closing does not occur, each party who received Transferred Information shall, if such information is still in the custody of or under the control of such party, either, at such party's option, destroy such information or return it to the party that disclosed it.

                                  ARTICLE VIII
                                   TAX MATTERS

                  Section 8.1 Tax Indemnification.The Sellers, jointly and severally, hereby, agree to indemnify and hold harmless the Purchaser and any Company and their respective directors, officers, employees, agents and representatives from and against, and shall reimburse them for any loss, damage, liability or expense, including reasonable fees for attorneys and other outside consultants, incurred in contesting or otherwise in connection with Taxes imposed on the Purchaser or any Company as a result of any breach of warranty or misrepresentation under Section 5.9 or any failure by the Sellers to fulfill their obligations under this Article VIII.

                  Section 8.2 Returns. (a) Sellers shall cause to be prepared and file or cause to be filed all Returns for any Company for all periods ending on or prior to the Balance Sheet Date, which are to be filed after the Closing Date. Such returns shall be prepared in a manner consistent with the Returns of each Company filed on or prior to the Balance Sheet Date for prior fiscal periods, so long such preparation is in compliance with applicable Law and GAAP. Sellers shall pay, or cause to be paid, all Taxes shown as due (or required to be shown as due) on such Returns to the extent that such Taxes exceed the accrual or reserve for tax liability (as opposed to any reserve for deferred Taxes which reflects timing differences between book and Tax income) shown on the Reference Financial Statements as of the Balance Sheet Date.

                  (b) The Purchaser shall prepare or cause to be prepared and file or cause to be filed (at its expense) any Returns of any Company for Tax periods which begin after the Balance Sheet Date (and to the extent that the operations of any Company on the Closing Date are required to be included in the consolidated, unitary or combined Return of Purchaser and its Affiliates, the Purchaser will cause the operations of any Company to be so included) provided that Sellers shall provide such reasonable assistance to, and cooperate with, the Purchaser in order to have such Returns prepared in draft form at least 60 days prior to the statutory filing deadline.

                  Section 8.3 Refunds. Any Tax refund (or comparable benefit resulting from a reduction in Tax liability) for a period ending after the Balance Sheet Date arising out of the carryback of a loss or credit incurred by any Company in a taxable year ending after the Balance Sheet Date shall be the property of any Company. All Tax refunds to any Company relating to activities on or prior to the Balance Sheet Date shall belong to and be distributed to the Sellers, to the extent any refund is in excess of Tax receivables relating thereto.

                  Section 8.4 Contests. (a) In the case of an audit or administrative or judicial proceeding that relates to periods ending on or before the Balance Sheet Date for which Purchaser may seek indemnity from Sellers, the Sellers shall have the right to participate in and control the conduct of such audit or proceeding but only to the extent that such audit or proceeding relates solely to a potential adjustment for which the Sellers have acknowledged the Sellers' liability and the issue underlying the potential adjustment does not recur for any period ending subsequent to the Balance Sheet Date. The Sellers shall keep the Purchaser fully informed of the progress of any such audit or proceeding and, if it appears in the sole discretion of the Purchaser, that such audit or proceeding may reasonably be expected to adversely affect the Purchaser or any Company, the Purchaser also may participate in any such audit or proceeding. If the Sellers do not assume the defense of any such audit or proceeding promptly, the Purchaser may defend and settle the same (for the Sellers' account and at Sellers' expense) in such manner as it may deem appropriate. In the event that a potential adjustment as to which the Sellers would be liable is present in the same proceeding as a potential adjustment for which the Purchaser would be liable, the Purchaser shall have the right, at its expense, to control the audit or proceeding with respect to the latter potential adjustment.

                  (b) With respect to a potential adjustment for which both the Sellers and the Purchaser or any Company could be liable, or which involves an issue that recurs for any period ending after the Balance Sheet Date (whether or not the subject of audit at such time), (i) both the Purchaser and the Sellers may participate in the audit or proceeding, each at its own expense, and (ii) the audit or proceeding shall be controlled by that party which would bear the burden of the greater portion of the dollar amount of the adjustment and any corresponding adjustments that may reasonably be anticipated for future Tax periods. The principle set forth in the preceding sentence shall govern also for purposes of deciding any issue that must be decided jointly (in particular, choice of judicial forum) in circumstances in which separate issues are otherwise controlled hereunder by the Purchaser and the Sellers.

                  (c) Except as provided in Section 8.4(a) above, neither the Purchaser nor the Sellers shall enter into any compromise or agree to settle any claim pursuant to any Tax audit or proceeding which would adversely affect the other party, or result in a material benefit to that party, for such year or a subsequent year without the written consent of the other party, which consent may not be unreasonably withheld or delayed.

                  Section 8.5 Miscellaneous. (a) The Sellers and the Purchaser agree to treat all payments made by either to or for the benefit of the other (including any payments to any Company) under this Article VIII, under other indemnification provisions of this Agreement and for any misrepresentations or breach of representations, warranties or covenants as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-tax basis, including the Tax effect of such items in post-closing tax periods without regard to the time value of money.

                  (b) Notwithstanding any provision herein to the contrary, the obligations of the Sellers to indemnify and hold harmless the Purchaser and any Company pursuant to this Article VIII, and the representations and warranties contained in Section 5.9, shall terminate (as to any unasserted claims) as of the close of business on the 90th day following expiration of the applicable statutory period with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof) during which an assessment, reassessment, or other form of recognized document assessing liability for Taxes could be issued.

                                   ARTICLE IX
                            SURVIVAL; INDEMNIFICATION

                  Section 9.1 Survival. Subject to Section 8.5(b), the representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith will survive the Closing for eighteen (18) months; provided, however, that the Selected Representations and Warranties will survive the Closing until the dates on which such matters are barred by the applicable statute of limitations. Notwithstanding the immediately preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the immediately preceding sentence if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time; provided, however, that the applicable representation or warranty will survive only with respect to the particular inaccuracy or breach specified in such written notice. All covenants and agreements of the parties contained in this Agreement will survive the Closing indefinitely. The representations and warranties will not be affected or reduced as a result of any investigation or knowledge of Purchaser.

                  Section 9.2 Indemnification.(a) Subject to Article VIII, Sellers will jointly and severally indemnify, defend and hold harmless Purchaser and its officers, directors, employees, affiliates, stockholders and agents, and the successors to the foregoing (and their respective officers, directors, employees, affiliates, stockholders and agents) against any and all liabilities, damages and losses, and, but only to the extent asserted in a Third-Party Claim, punitive damages, and all costs or expenses, including reasonable attorneys' and consultants' fees and expenses (attorney's fees shall be on a solicitor and his own client basis) incurred in respect of Third-Party Claims or claims between the parties hereto ("Damages"), incurred or suffered as a result of or arising out of (i) the failure of any representation or warranty made by any Company and/or Sellers in Article V to be true and correct as of the Closing Date as if made anew at and as of the Closing Date, (ii) the breach of any covenant or agreement made or to be performed by Sellers pursuant to this Agreement and
(iii) personal injury, death or property damage arising out of any product manufactured or sold prior by the Company to the Closing Date, provided, however, that the Sellers will not be liable under clause (i) of this Section 9.2(a)(i) (other than with respect to a breach of any of the Selected Representations and Warranties) unless the aggregate amount of Damages exceeds$100,000 and then for the full amount of such Damages up to and exceeding $100,000; provided, further, that Sellers' liability under clause (i) of this
Section 9.2(a) will not exceed, in the aggregate, an amount equal to the Purchase Price.

                  (b) Purchaser will indemnify, defend and hold harmless Sellers, against Damages incurred or suffered as a result of or arising out of
(i) the failure of any representation or warranty made by Purchaser in Article VI to be true and correct as of the Closing Date, and (ii) the breach of any covenant or agreement made or to be performed by Purchaser pursuant to this Agreement.

                  Section 9.3 Procedures. (a) If any Person who or which is entitled to seek indemnification under Section 9.2 (an "Indemnified Party") receives notice of the assertion or commencement of any Third-Party Claim against such Indemnified Party with respect to which the Person against whom or which such indemnification is being sought (an "Indemnifying Party") is obligated to provide indemnification under this Agreement, the Indemnified Party will give such Indemnifying Party reasonably prompt written notice thereof. Such notice by the Indemnified Party will describe the Third-Party Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably estimable, of the Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnified Party, to assume, the defense of any Third-Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (which will be reasonably satisfactory to the Indemnified Party), and the Indemnified Party will cooperate in good faith in such defense.

                  (b) If, within 10 days after giving notice of a Third-Party Claim to an Indemnifying Party pursuant to Section 9.3(a), an Indemnified Party receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third-Party Claim as provided in the last sentence of Section 9.3(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim within ten days after receiving written notice from the Indemnified Party or if the Indemnified Party reasonably believes the Indemnifying Party has failed to take such steps or if the Indemnifying Party has not undertaken fully to indemnify the Indemnified Party in respect of all Damages relating to the matter, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs and expenses (including, without limitation, attorney's fees on a solicitor and his own client basis) paid or incurred in connection therewith; provided, however, that the Indemnifying Party shall not be liable for the costs and expenses of more than one counsel for all Indemnified Parties in any one jurisdiction. Without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld or delayed), the Indemnifying Party will not enter into any settlement of any Third-Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or which provides for injunctive or other non-monetary relief applicable to the Indemnified Party, or does not include an unconditional release of all Indemnified Parties. If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim will not exceed the amount of such settlement offer. The Indemnified Party will provide the Indemnifying Party with reasonable access during normal business hours to books, records and employees of the Indemnified Party necessary in connection with the Indemnifying Party's defense of any Third-Party Claim which is the subject of a claim for indemnification by an Indemnified Party hereunder.

                  (c) Any claim by an Indemnified Party on account of Damages which does not result from a Third-Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of Damages that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have a period of 20 days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 20 day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

                  (d) A failure to give timely notice or to include any specified information in any notice as provided in Section 9.3(a), 9.3(b) or 9.3(c) will not affect the rights or obligations of any party hereunder, except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially prejudiced as a result of such failure.

                  Section 9.4 Other Agreements Regarding Indemnification (a) All indemnifiable Damages under this Agreement will be paid in cash in immediately available funds unless otherwise satisfied pursuant to the Escrow Agreement.

                  (b) Purchaser shall have no claims for indemnification for a breach of the representation and warranty contained in Section 5.22 with respect to the collectibility of accounts receivable of the Companies as of the Closing Date if the Business is required to change, subsequent to closing, its historical collection practices in any material respect with regard to such accounts receivable.

                  (c) Neither party shall be entitled to make any claim for consequential damages against the other in connection with a Direct Claim.

                  Section 9.5 Reassignment of Accounts Receivable. In the event of a claim for indemnification by Purchaser as result of a breach of the representations or warranties regarding the collection of Accounts Receivable, Purchaser shall, upon receipt from Sellers of a payment equal to the amount of such Accounts Receivable, assign or reassign to Sellers such Account(s) Receivable (including any retention or holdback) that is subject to the claim for indemnification, and thereafter, Sellers shall have the right to collect such Account(s) Receivables in such manner as it deems appropriate.

                  Section 9.6 Taxes. If a party receives an indemnification payment hereunder, the paying party agrees to indemnify and hold harmless the recipient party from any liability for Taxes attributable to such payment and for any further Taxes attributable to such payment pursuant to the obligations under this Section.

                  Section 9.7 Interest on Claims. The amount of any Direct Claim or Third-Party Claim submitted under this Article IX or Article VIII as damages or by way of indemnification shall bear interest, from and including the date that the notice of claim is received by the Indemnifying Party at the prime rate published by the Wall Street Journal from time to time calculated from and including such date to but excluding the date reimbursement of such claim by the Indemnifying Party is made, and the amount of such interest shall be deemed to be part of such claim.

                                    ARTICLE X
                                  MISCELLANEOUS

                  Section 10.1 Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (receipt confirmed) or one Business Day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

                  (a) If to Purchaser to:

                           T-3 Energy Services Canada, Inc.
                           13111 Northwest Freeway, Suite 500
                           Houston TX 77047
                           Facsimile No.: 713-996-4123
                           Attention: Gus D. Halas

                  with a copy to:

                           Porter & Hedges, L.L.P.
                           700 Louisiana, 35th Floor
                           Houston, TX 77002
                           Facsimile No.: 713-226-0247
                           Attention: Richard L. Wynne

                  (b) If to Sellers, to:

                           Dave Cannings
                           c/o McCuaig Desrochers LLP
                           2401 TD Tower, 10088 102 Avenue
                           Edmonton AB Canada T5J 2Z1
                           Fax: (780) 426-0982

                  with a copy to:

                           McCuaig Desrochers LLP
                           2401 TD Tower
                           10088 - 102 Avenue
                           Edmonton, Alberta
                           Canada T5J 2Z1

                           Facsimile No.: 780-426-0982
                           Attention: Pierre C. Desrochers

                           or to such other address or addresses as any such
                  party may from time to time designate as to itself by like notice.

                  Section 10.2 Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

                  (b) No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by Law.

                  Section 10.3 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly provided for herein, the parties will pay or cause to be paid all of their own fees and expenses incident to this Agreement and in preparing to consummate and in consummating the transactions contemplated hereby, including the fees and expenses of any broker, finder, financial advisor, investment banker, legal advisor or similar person engaged by such party.

                  Section 10.4 Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (including any transfer by way of merger or operation of law) without the consent of each other party hereto; provided, however, that Purchaser may assign its rights and obligations under this Agreement to a wholly-owned Affiliate of Purchaser, it being understood that such assignment will not relieve Purchaser from its obligations hereunder. Any assignment in violation of the preceding sentence will be void ab initio.

                  Section 10.5 No Third-Party Beneficiaries. Except as provided in Article X, this Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns, and nothing herein expressed or implied will give or be construed to give to any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

                  Section 10.6 Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the Province of Alberta, Canada and the federal laws of Canada applicable therein, (regardless of the Laws that might otherwise govern under principles of conflict of laws thereof), and the parties attorn to the jurisdiction of the courts in Alberta for the purpose of this Agreement.

                  Section 10.7 Public Announcements. From the date hereof until the Closing Date, Sellers and Purchaser will obtain the approval of each other before issuing, or permitting any agent or Affiliate to issue, any press releases or otherwise making or permitting any agent or Affiliate to make any public statements with respect to this Agreement and the transactions contemplated hereby; provided, this provision will not restrict either party from issuing any press release or public statement required by applicable securities laws.

                  Section 10.8 Counterparts and Execution. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts shall together constitute one and the same agreement. This Agreement may be executed and delivered by facsimile in accordance herewith, which when so executed and delivered shall constitute a binding agreement.

                  Section 10.9 Table of Contents; Headings. The table of contents and headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.

                  Section 10.10 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter of this Agreement. This Agreement (including the Schedules and Exhibits hereto) and the Ancillary Agreements supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof of this Agreement.

                  Section 10.11 Severability; Injunctive Relief.(a) If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remainder of the provisions of this Agreement (or the application of such provision in other jurisdictions or to Persons or circumstances other than those to which it was held invalid, illegal or unenforceable) will in no way be affected, impaired or invalidated, and to the extent permitted by applicable Law, any such provision will be restricted in applicability or reformed to the minimum extent required for such provision to be enforceable. This provision will be interpreted and enforced to give effect to the original written intent of the parties prior to the determination of such invalidity or unenforceability.

                  Section 10.12 Time. Time shall be of the essence of this Agreement and of every part hereof and no extension or variation of this Agreement shall operate as a waiver of this provision.

                  Section 10.13 Remedies. The remedies available to the parties under this Agreement are in addition to and without limitation to any other remedy at law or in equity.

                  The parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                   PURCHASER:

                                   T-3 ENERGY SERVICES CANADA, INC.


                                   By: /s/ Michael T. Mino
                                       -----------------------------------------
                                   Name: Michael T. Mino
                                         ---------------------------------------
                                   Title: Vice President & Secretary
                                          --------------------------------------


                                   SELLERS:


                                   /s/ David Cannings
                                   ---------------------------------------------
                                   David Cannings

                                   /s/ Linda Cannings
                                   ---------------------------------------------
                                   Linda Cannings


                                   SOUTHWOODS RANCHING & DEVELOPMENTS INC.


                                   By: /s/ David Cannings
                                       -----------------------------------------
                                   Name: David Cannings
                                         ---------------------------------------
                                   Title: President
                                          --------------------------------------